Exhibit 99.01

Press Release
www.shire.com

Shire extends tender offer for ViroPharma

Dublin, Ireland – December 27, 2013 – Shire plc (LSE: SHP, NASDAQ: SHPG) announces that it has extended the expiration of its previously announced tender offer by a wholly owned subsidiary of Shire for all of the outstanding common shares of ViroPharma (NASDAQ: VPHM) until midnight, New York City time, on Thursday, January 9, 2014 (one minute after 11:59 p.m., New York City time, on January 9, 2014).  The tender offer had previously been scheduled to expire at 6:00 p.m., New York City time, on Thursday, December 26, 2013.  All of the other terms and conditions of the tender offer remain unchanged.

As of 6:00 p.m. on December 26, 2013, approximately 50,217,259 common shares of ViroPharma (excluding 2,128,506 common shares of ViroPharma guaranteed to be delivered within the next three NASDAQ trading days) had been validly tendered and not withdrawn pursuant to the tender offer, representing approximately 76 percent of the outstanding common shares of ViroPharma.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Jessica Mann	jmann@shire.com	+44 1256 894 280
Gwen Fisher	gfisher@shire.com	+1 484 595 9836

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal, Internal Medicine and Regenerative Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX